Internet Security Systems, Inc. Supplemental Financial Data	Exhibit 99.2

Q2 2005
Revenue by theater
Americas	$49,609,000
EMEA	$17,700,000
Asia Pacific	$11,791,000

Proventia Appliance Revenue (a)	$22.5 million

Approximate average size of top 25 deals based on total contract value (a)	$454,000

Distribution channel fulfillment of consolidated product sales	75%

Managed Security Services (b)
% of total revenues	15%

DSO (c)	81

(a) Between 25 and 30% of the 25 largest deals, based on total contract value, and total Proventia sales during the second quarter were to new customers.

(b) Managed Security Services, consisting of security monitoring and management from ISS security operations centers, grew 26% in Q2 ’05 over Q2 ’04 to $11.5 million for the second quarter.

(c) Days sales outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.

(d) Proventia Desktop protection software represented approximately 6% of product and license revenues in Q2 05.

(e) Customer support revenues, a component of subscription revenues, grew 18% in Q2 ’05 over Q2 ’04.

(f) Deferred revenues, which does not include managed security services subscription business billed monthly, decreased from March 31 to June 30, 2005 in part due to the impact of foreign exchange which decreased 7% in the euro from 1.29 at March 31 to 1.21 at June 30 and a less significant decline in the yen of 3%.

(g) The dollar strengthened during the second quarter against the euro on average by 4% compared to the first quarter; the dollar strengthened against the yen by 3%. Both of these changes were due to significant changes in the month of June. If exchange rates in Q2 had been at either first quarter average rates or rates when guidance was provided in April, revenue results would have been $1 million higher in the second quarter. When comparing rates against the second quarter of 2004, the dollar is still slightly weaker against both the euro and the yen, providing a benefit of approximately $1 million in revenues. Profit contributions from our theatres in local currencies historically range around 40% of revenues. Thus, the $1 million dollars impact on revenue implies a $400 thousand impact on profit contribution, 40%.